                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of November 10, 1994 (the "Effective Date") by and between Hadson Corporation, a Delaware corporation (the "Company"), and Kathleen M. Eisbrenner ("Employee").

                              W I T N E S S E T H

         WHEREAS, the Company desires to employ Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires to be employed with the Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES

         1.1 Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, on and subject to the terms and conditions of this Agreement.

         1.2 Positions and Duties. The Company shall maintain Employee in the positions of Vice President, Marketing and Gas Administration of the Company and in the positions of Senior Vice President, Marketing and Gas Administration of the Company's natural gas marketing subsidiaries, or in such other positions as the parties hereto mutually may agree. Employee agrees (a) to serve in the positions referred to in the preceding sentence as well as in such additional executive officer positions of the Company or any of its affiliates to which Employee is elected from time to time and (b) to perform diligently and to the best of her abilities the duties and services appertaining to such offices as set forth in the bylaws of the Company or such affiliate, as the case may be, as the same may be amended from time to time, as well as such additional duties and services which the parties hereto mutually may agree upon from time to time or, subject to paragraph 2.3(a)(iii) hereof, which the Board of Directors of the Company (the "Board of Directors") or of such affiliate may prescribe. Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time that are applicable to executive officers of the Company. Notwithstanding anything herein to the contrary, any restructuring, realignment, consolidation or sale of any of the Company's subsidiaries that results in loss of position in those subsidiaries by Employee shall not be a breach of the Agreement by the Company, nor shall the same give rise to a right of termination by Employee pursuant to Section 2.3 of Article 2, hereof.

         1.3 Other Activities. During the period of her employment by the Company, Employee shall devote her primary business time, energy and best efforts to the business and affairs of the Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company or its affiliates, except with the consent of the Board of Directors or except to the extent that the Board of Directors or such affiliate may prescribe, or induce any employee of the Company or any affiliate to terminate her or her employment with the Company or such affiliate except on behalf of the Company or such affiliate. The parties recognize and agree that Employee may engage in passive personal investments and other activities that do not conflict with the business and affairs of the Company or its affiliates or interfere with Employee's performance of his duties hereunder.


ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

         2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company shall employ Employee for a term beginning on the Effective Date and ending on the second anniversary of the Effective Date. On each anniversary of the Effective Date, commencing with the second anniversary of the Effective Date, the term of this Agreement shall be extended automatically for successive one-year periods unless on or prior to the May 10th immediately preceding the last day of any such one-year period either the Compensation Committee of the Board of Directors, on behalf of the Company, or Employee shall give written notice to the other that no such automatic extension shall occur, in which event this Agreement shall terminate on the last day of such one-year period. Unless such notice shall specify that Employee's employment with the Company shall terminate on the date of such termination of this Agreement, the employment relationship between the Company and Employee shall continue at-will following such termination. Notwithstanding the preceding provisions of this paragraph, the term of Employee's employment hereunder shall terminate upon her death.

         2.2 Termination by the Company. The Company shall have the right to terminate Employee's employment under this Agreement at any time prior to the termination of this Agreement pursuant to paragraph 2.1 hereof for any of the following reasons and only for the following reasons:

                 (a) Employee's continuing disability, which for purposes of this Agreement shall mean Employee's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable, with reasonable accommodation (within the meaning of the Americans with Disabilities Act of 1990, as amended), of performing the essential functions of the duties and services required of him hereunder for a period of more than 90 consecutive days during any 12-month period;

                 (b) for cause, which for purposes of this Agreement shall mean any of the following, in each case as determined in good faith by the Board of Directors in its sole discretion: (i) Employee's gross negligence or willful misconduct in performance of the duties and services required of her pursuant to this Agreement; (ii) the willful and continued failure by Employee to follow the reasonable instructions of the Board of Directors after written notice of such failure has been given to Employee by the Board of Directors; (iii) the willful commission by Employee of acts that are dishonest and demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; or

                 (c) Employee's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Employee by the Company of such breach;

provided, however, that (i) if an event described in subparagraph (a) above shall occur, Employee shall continue to be disabled as of the date of termination by the Company of Employee's employment hereunder pursuant to such subparagraph and (ii) if an event described in subparagraph (b) or (c) above shall occur, the Company shall terminate Employee's employment hereunder within 90 days following, and by reason of, the occurrence of such event.

         2.3 Termination by Employee. Employee shall have the right to terminate her employment under this Agreement at any time prior to the termination of this Agreement pursuant to paragraph 2.1 hereof for any of the following reasons and only for the following reasons:

                 (a) the occurrence, without Employee's express written consent, of any one or more of the following events which, if correctable, remains uncorrected for 30 days following written notice of such occurrence by Employee to the Company: (i) a change in the eligibility requirements under any bonus, incentive or compensation plan, program or arrangement under which Employee is covered on the day immediately preceding the Effective Date which adversely affects Employee, except as may be required by law or to maintain the qualified status of any plan, program or arrangement; (ii) the reduction of Employee's base salary, as the same may hereafter be increased from time to time; (iii) the assignment to Employee by the Board of Directors of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 hereof as such duties are constituted as of the day immediately preceding the Effective Date (except (A) in connection with the termination of his employment by the Company pursuant to paragraph 2.2 hereof or (B) as a result of her disability); (iv) any action by the Company which results in a material diminution in the position, duties or status of Employee with the Company as contemplated by this Agreement, except (A) for strategic reallocations of the personnel reporting to Employee, (B) in connection with termination of her employment by the Company pursuant to paragraph 2.2 hereof or (C) as a result of her disability; or

                 (b) a material breach by the Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice by Employee to the Company of such breach;

provided however, that if an event described in subparagraph (a) or (b) above shall occur, Employee shall terminate her employment hereunder within 90 days following, and by reason of, the occurrence of such event.

         2.4 Notice of Termination. If the Company or Employee desires to terminate Employee's employment hereunder pursuant to paragraph 2.2 or 2.3 hereof, as the case may be, it or she shall do so by giving written notice to the other party that it or she has elected to terminate Employee's employment hereunder and stating the effective date and reason for such termination, and upon the specified effective date Employee's employment hereunder shall be so terminated; provided that no such action shall alter or amend any provision hereof or rights arising hereunder.


ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 Base Salary. During the term of her employment hereunder, Employee shall receive a minimum annual base salary determined by the Board of Directors consistent with its practices for executive officers of the Company, but not less than $110,000 per year, payable in accordance with the customary payroll practices of the Company with respect to its executive officers. If Employee's base annual salary is increased at any time during the term of this Agreement, it shall not thereafter be decreased during the term of this Agreement.

         3.2 Bonuses; Incentive Compensation Programs. During the term of her employment hereunder, Employee (a) shall be paid such bonuses, if any, as shall be determined by the Board of Directors consistent with its practices for executive officers of the Company and (b) shall be entitled to participate, on a basis commensurate with her positions with the Company, in all employee incentive compensation programs maintained by the Company on or after the Effective Date which are generally made available to executive officers of the Company. If Employee is awarded any stock option or restricted stock grant under the Company's Equity Incentive Plan during the term of this Agreement, the agreement covering each such award shall provide that if Employee's employment hereunder is terminated either by the Company in breach of this Agreement or by Employee pursuant to paragraph 2.3 hereof, then all stock options subject to such agreement shall become immediately exercisable in full and all restrictions on all shares of restricted stock subject to such agreement shall immediately lapse.

         3.3 Vacation and Sick Leave. During each year of her employment hereunder, Employee shall be entitled to vacation and sick leave, at full pay, equal to such vacation benefits as may be provided for by Hadson's vacation policies.

         3.4 Other Company Benefits. During her employment hereunder, Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all employee benefit plans and programs (including, without limitation, profit sharing, thrift, medical, health and dental care, life insurance, disability insurance and pension plans), including improvements or modifications of the same, available to similarly-situated Company employees on or after the Effective Date, except for such benefit plans and programs which the Board of Directors, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

         3.5 Obligations of the Company Regarding Benefit Plans. The Company shall not by reason of this Article 3 be obligated to institute, maintain or refrain from changing, amending or discontinuing any incentive compensation or employee benefit plan or program, so long as such actions are applicable to covered executive officers of the Company generally. Except to the extent specifically set forth in this Article 3, nothing in this Agreement is to be construed or interpreted to provide Employee greater rights, participation, coverage or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. Moreover, unless specifically provided for in written plan document adopted by the Board of Directors, none of the benefits or arrangements described in this Article 3 or in Article 4 hereof shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company.


ARTICLE 4:  EFFECT OF TERMINATION ON COMPENSATION

         4.1 By Expiration. Upon the termination of this Agreement pursuant to paragraph 2.1 hereof, all compensation and all benefits to Employee hereunder shall cease and terminate as of the date of such termination. In such event, Employee shall be entitled to receive her base salary through the date of such termination, together with a pro rata payment of any individual bonuses or incentive compensation earned or accrued but not yet paid.

         4.2 Prior to Expiration. (a) If Employee's employment hereunder shall be terminated (i) by the Company pursuant to paragraph 2.2 hereof or (ii) by Employee in breach of this Agreement, all compensation and all benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment. Employee shall be entitled to receive her base salary through the date of such termination, but shall not be entitled to any individual bonuses or incentive compensation not yet paid at the date of such termination.

         (b) If Employee's employment hereunder is terminated (i) by the Company in breach of this Agreement or (ii) by Employee pursuant to paragraph
2.3 hereof, then (A) all compensation and all benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment, (B) Employee shall be entitled to receive her base salary through the date of such termination, together with the full amount of any individual bonuses or incentive compensation that would have been payable to her for the year in which such termination occurred pursuant to the terms of the applicable bonus or incentive compensation plan had she been employed by the Company at the end of such year, and (C) Employee shall be entitled to be paid a payment in settlement of all claims equal to two times the total of (x) the amount of her highest annual base salary plus (y) an amount equal to the annual bonus for which Employee would be eligible assuming 100% of the bonus had been earned for the year in which such termination occurred.

                 In addition to the above, the Company shall at all times during the 24-month period following the Date of Termination (the "Continuation Period") maintain in full force and effect for the continued benefit of Employee and Employee's eligible dependents all life and medical and dental insurance benefits available to Employee and

Employee's eligible dependents by virtue of being an Employee of the Company immediately prior to such termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs (or any successor thereto). In the event that participation by Employee in any such plan or program after the Date of Termination is barred pursuant to the terms thereof, the Company shall obtain comparable coverage under individual policies for Employee (and Employee's dependents). The Employee shall be required to contribute to the cost of such policies only the amounts which Employee would have been required to pay had he or she remained in the employ of the Company. Nothing herein shall operate to reduce, or be construed as reducing, Employee's (or a beneficiary's) group health plan continuation rights under COBRA in any manner, and upon the end of the Continuation Period Employee (or Employee's beneficiary(ies)), if otherwise eligible, will be entitled to elect COBRA continuation coverage for the full period applicable as if that were Employee's termination date. In the event Employee becomes covered by another employer's group health plan during the Continuation Period, the Company's group health plan shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's group health plan.

         (c) As a condition to the receipt of any payment under paragraph 4.2(b) hereof, Employee shall first execute a release, in the form established by the Company, releasing and forever discharging the Company and its affiliates and the officers, directors, employees and agents of the Company and its affiliates from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with the Company (or any of its affiliates) or the termination of such employment and expressly including, but not limited to any such claims or causes of action based on the Age Discrimination in Employment Act, the Americans With Disabilities Act and the provisions of the Texas Commission on Human Rights Act that prohibit discrimination on account of age or disability, or any other act that prohibits discrimination on the basis of sex or race. If Employee is entitled to and receives the payments provided under paragraph 4.2(b) hereof, performance of the obligations of the Company thereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company or its affiliates on account of the termination of the employment relationship.

         4.3 Date of Payments. Any payment payable to Employee under paragraph 4.2(a)or 4.2(b) hereof shall be paid within 30 days after the date of termination of Employee's employment hereunder or at such other date as the parties hereto agree.

         4.4 Effect of Termination on Company Plans and Programs. Except to the extent specifically provided in this Article 4, the provisions of this
Article 4 shall not affect any rights or obligations of the Company or Employee under any employee benefit plan or program. Notwithstanding the foregoing, Employee shall not be entitled to any payment that would otherwise be payable to her under any severance plan or policy of the Company in connection with the termination of his employment hereunder.

         4.5 Limitation on Change of Control Actions. Notwithstanding the provisions of Article 3 hereof and the preceding provisions of this Article 4, any and all payments (including any benefit or transfer of property) in the nature of compensation to or for the benefit of Employee under any arrangement which is deemed to be contingent on a change of control for purposes of section 280G of the Internal Revenue Code ("change in control actions") shall be collectively subject to an overall maximum limit. Such maximum limit shall be $1.00 less than the largest amount under which no portion of the "change of control actions" is considered a "parachute payment," within the meaning of section 280G of the Internal Revenue Code (taking into account all of the limitations, exceptions and exemptions contained therein). Accordingly, to the extent that the change of control actions would be considered a parachute payment, then the portions of such change of control actions shall be reduced or eliminated in the following order until the remaining change of control actions with respect to Employee is $1.00 less than the maximum allowable which would not be considered a parachute payment under the Internal Revenue Code:

                 (a)  first, any cash payment to Employee; and
                 (b) second, any change of control actions not described in clause (a) of this paragraph 4.5.

As used in this paragraph 4.5, the term "arrangement" includes any agreement between Employee and the Company or any affiliate of the Company and any and all of the Company's and any affiliate's salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

         4.6 No Duty to Mitigate Losses. Employee shall have no duty to find new employment following the termination of her employment (a) by Employee pursuant to paragraph 2.3 hereof or (b) by the Company in breach of this Agreement. Any salary, remuneration or other amounts received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) or which might have been received by Employee had she sought to provide such services to a third party shall not reduce the Company's obligation to make any payments to Employee pursuant to paragraph 4.2(b) hereof or the amount of such payments.


ARTICLE 5:  CONFIDENTIAL INFORMATION

         5.1 Company Information. Employee acknowledges that the Company's business is highly competitive and that the Company's books, records and documents, the Company's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning the Company's customers and business associates and other proprietary information, including, but not limited to, systems, procedures, manuals and data as well as financial information concerning the Company's products and services (including the revenues, costs or profits associated with any such products and services), information with respect to the nature and type of the Company's products and services, the equipment and methods used and preferred by the Company's customers and the fees paid by such customers, all comprise confidential business information and trade secrets of the Company which are valuable, special and unique assets of the Company, which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Employee further acknowledges that protection of the Company's confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.
Accordingly, Employee hereby agrees that she will not, at any time during, and continuing until the second anniversary of the termination of, her employment hereunder make or permit any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make or permit any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term "the Company" shall also include affiliates of the Company.

         5.2 Third Party Information. Employee acknowledges that, as a result of her employment by the Company, she may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as confidential business information and trade secrets of the Company.

         5.3 Return of Documents. All written or magnetic materials records and other documents made by, or coming into the possession of, Employee during the period of her employment by the Company (whether before, on or after the

Effective Date) which contain or disclose the Company confidential business information or trade secrets shall be and remain the property of the Company. Upon termination of Employee's employment hereunder for any reason or upon the request of the Company at any time, Employee promptly shall deliver the same, and all copies thereof, to the Company (for purposes of this sentence, the term "the Company" shall not include affiliates of the Company).

         5.4 Injunctive Relief. Without intending to limit the remedies available to the Company and notwithstanding the provisions of paragraph 6.1 hereof, Employee acknowledges that a breach of any of the provisions of this
Article 5 would likely result in material irreparable injury to the Company which would not in whole or in part, be compensable in money damages and for which the Company would have no adequate remedy at law. Accordingly, Employee agrees that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Article 5 or such other relief as may be available to specifically ENFORCE any of the provisions of this Article 5.


ARTICLE 6:  MISCELLANEOUS

         6.1 Arbitration. Subject to the provisions of paragraph 5.4 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party hereto shall bear her or its own costs of arbitration, but if Employee is the prevailing party in such arbitration, she shall be entitled to recover from the Company as part of any award entered her reasonable expenses for attorneys' fees and disbursements.

         6.2 Withholding. The Company may withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         6.3 Notices. For purposes of this Agreement, all notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:            Hadson Corporation
                                  2777 Stemmons Freeway, Suite 700
                                  Dallas, TX  75207
                                  Attention: President & CEO

If to Employee, to:               Kathleen M. Eisbrenner
                                  2777 Stemmons Freeway, Suite 700
                                  Dallas, TX  75207

or to such other address as either such party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         6.4 Applicable Law. This Agreement is entered into under and shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

         6.5 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.6 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         6.8 Headings. The paragraph headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         6.9 Affiliate. As used in this Agreement, "affiliate" shall mean any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

         6.10 Assignment. The rights and obligations of Employee hereunder are personal and no right, benefit or obligation of Employee hereunder shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise,without the prior written consent of the Company. Subject to the provisions of the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, successors and assigns.

         6.11 Term. This Agreement has a term co-extensive with the term of employment specified in paragraph 2.1 hereof (without giving effect to the third sentence thereof), provided that (a) except as otherwise provided herein. termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination and (b) the provisions of
Article 5 hereof shall survive the termination of this Agreement.

         6.12 Entire Agreement. Except as provided in (a) written policies and procedures promulgated by the Company that are applicable to executive officers of the Company,(b) the written benefit plans and programs referenced in Article 3 hereof or (c) any signed written agreements hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between the Company and Employee. Any modification or waiver of any provision of this Agreement will be effective only if it is in writing and signed by both of the parties hereto.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

                                                   HADSON CORPORATION

                                                   /s/ Greg G. Jenkins
                                                   By  Greg G. Jenkins,
                                                   President & CEO



                                                   /s/ Kathleen M. Eisbrenner
                                                   Kathleen M. Eisbrenner